STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  August 27, 2009

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

UTAH	0-13316	87-0395567
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7050 UNION PARK AVENUE, SUITE 600 SALT LAKE CITY, UTAH	84047
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number: (801) 562-2252

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K

Item 1.01  Entry into Material Definitive Agreement

           On August 27, 2009, Broadcast International, Inc. (the “Company”) completed an equipment lease financing transaction with a financial institution.  Pursuant to the financing, the Company entered into various material agreements with the financial institution. These agreements are identified and summarized below.  The following summary of such agreements is not necessarily complete and is qualified in its entirety by reference to the complete text of such agreements, including any attachments thereto, all of which agreements are included as exhibits to this Current Report of Form 8-K.

           The Company entered into a Master Lease Agreement dated as of July 28, 2009 with the financial institution pursuant to which the Company shall sell to the financing institution certain telecommunications equipment (“Equipment”) to be installed at 1981 Company customer retail locations in exchange for a one time payment of approximately $4,100,000 by the financial institution.  The Company shall pay to the financial institution 36 monthly lease payments and at the expiration of the equipment lease shall pay the greater of the then in place fair market value of the Equipment or 10% of the original purchase price.

            The Company also entered into a security agreement with the financial institution pursuant to which the Company granted a first priority security interest in the Equipment, whether now owned or hereafter acquired, and in the Company’s customer service agreement and service payments thereunder during the term of the equipment lease.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 27, 2009, the Registrant completed the lease financing transaction identified.  The information set forth under Item 1.01 above regarding the lease agreement is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d)

10.1

Master Equipment Lease Agreement dated as of July 28, 2009 by and between the Company and ACC Capital Corporation.

10.2

Security Agreement and Assignment for Security Agreement dated as of August 14, 2009 by and between the Company and ACC Capital Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 28, 2009.

BROADCAST INTERNATIONAL, INC.

a Utah corporation

By:

  /s/ Rod Tiede

Name:

 Rod Tiede

Title:

President and Chief Executive Officer

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